Vystar® Corporation Secures $800,000 Credit Facility

ATLANTA, May 2, 2011 -- Vystar® Corporation (OTC Bulletin Board:VYST.OB - News), the creator of Vytex® Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex, has secured an $800,000 line of credit provided by certain of the Company’s directors.  The proceeds from the transaction will be used for working capital to support Vystar’s projections and will fulfill the requirements agreed upon in the Company’s credit arrangement with Topping Lift Capital LLC.

William R. Doyle, Chairman, President and Chief Executive Officer of Vystar, commented: “We are pleased that we closed our second financing within the past two months.  Closing the line of credit provided by certain of our directors meets one of the key obligations under the terms of our line of credit with Topping Lift Capital LLC, which will provide greater flexibility in financing.  We appreciate the confidence shown by our directors in Vystar by making this line of credit available to the Company.  We are moving forward with procuring and fulfilling customer orders and will continue to update our shareholders as we execute on our growth plan.”

About Vystar Corporation
Based in Duluth, GA, Vystar ® Corporation (OTC Bulletin Board:VYST.OB) is the exclusive creator of Vytex Natural Rubber Latex (Vytex NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of antigenic proteins found in natural rubber latex and can be used in over 40,000 products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses, pillows and sponges.  For more information, visit www.vytex.com.

Forward-looking Statements: Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.

Contact:
The Investor Relations Group
11 Stone St. 3rd Floor
New York, NY
212-825-3210

IR: Adam Holdsworth
PR: Laura Colontrelle/Janet Vasquez

Vystar Corporation
Jack Callicutt, Chief Financial Officer
770-965-0383 x23